UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Filed by a party other than the Registrant ☐

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☒   Preliminary Proxy Statement

☐   Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material Pursuant to § 240.14a-12

BOSTON CAPITAL TAX CREDIT FUND IV L.P.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Boston Capital Tax Credit Fund IV L.P.

One Boston Place

Suite 2100

Boston, MA 02108

(617) 624-8900

______ __ , 2016

Dear Holders of Beneficial Assignee Certificates (“BAC Holders”):

You are a holder of Beneficial Assignee Certificates (“BACs”) in Boston Capital Tax Credit Fund IV L.P. (“BCTC IV” or the “Partnership”). BACs are materially identical to limited partner interests in the Partnership. We are writing to request the consent of the BAC Holders to amend the Agreement of Limited Partnership of BCTC IV (as amended, the “Partnership Agreement”) to permit Boston Capital Associates IV Limited Partnership, as the general partner of BCTC IV, to sell all or substantially all of the assets of the Partnership or any Series thereof in liquidation of the Partnership without seeking additional consent from the holders of BACs (the “Amendment”). The Amendment will provide the General Partner with greater flexibility to dispose of the assets of the Partnership, which may allow the General Partner to obtain better value for the Partnership’s assets and to more timely liquidate each Series and the Partnership, which may free up previously suspended passive activity losses for the BAC Holders.

In connection with the proposed Amendment, attached are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the Amendment, and a Consent Card with a return envelope. You are urged to read the Consent Solicitation Statement carefully. If you are in doubt as to how to deal with the matters described in the Consent Solicitation Statement, you should consult your financial advisor.

If you want your vote to be represented, you should complete the enclosed consent form and sign, date and return it promptly in the enclosed postage-paid envelope, or in the manner set forth in the section of the attached Consent Solicitation Statement entitled “Voting Procedures.” This solicitation will not expire, and will continue until the requisite number of consents is obtained or if the General Partner abandons the solicitation, in its sole discretion.

Sincerely,

John P. Manning

President, C&M Management, Inc.,

the general partner of BCA Associates Limited Partnership,

the general partner of Boston Capital Associates IV L.P.,

the general partner of Boston Capital Tax Credit Fund IV L.P.

BOSTON CAPITAL TAX CREDIT FUND IV LIMITED PARTNERSHIP

NOTICE FOR ACTION BY WRITTEN CONSENT OF BAC HOLDERS

To the Holders of Beneficial Assignee Certificates of Boston Capital Tax Credit Fund IV Limited Partnership:

We are soliciting consent from the holders of Beneficial Assignee Certificates of Boston Capital Tax Credit Fund IV Limited Partnership (“BCTC IV” or the “Partnership”) to authorize Boston Capital Associates IV Limited Partnership, the general partner of the Partnership, to permit Boston Capital Associates IV Limited Partnership, as the general partner of BCTC IV, to sell all or substantially all of the assets of the Partnership or any Series thereof in liquidation of the Partnership without seeking additional consent from the holders of BACs (the “Amendment”). The proposed Amendment is set forth in the accompanying Consent Solicitation Statement.

Because you are a holder of Beneficial Assignee Certificates of BCTC IV, we are required to ask for your consent to complete the Amendment. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call Boston Capital Investor Services, toll free at 1-800-955-2733.

DATED at Boston, Massachusetts this ___ day of _________, 2016.

Sincerely, John P. Manning President, C&M Management, Inc.,
the general partner of BCA Associates Limited Partnership,
the general partner of Boston Capital Associates IV Limited Partnership, the general partner of Boston Capital Tax Credit Fund IV Limited Partnership

IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY BY ONE OF THE VOTING PROCEDURES DESCRIBED BELOW. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AMENDMENT.

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BOSTON CAPITAL TAX CREDIT FUND IV LIMITED PARTNERSHIP

ONE BOSTON PLACE

SUITE 2100

BOSTON, MA 02108

(617) 624-8900

CONSENT SOLICITATION STATEMENT

FOR WRITTEN CONSENT

WITHOUT A MEETING

SUMMARY

General

This Consent Solicitation Statement is being furnished to holders of Beneficial Assignee Certificates (“BAC Holders”) of Boston Capital Tax Credit Fund IV Limited Partnership (“BCTC IV,” or the “Partnership”) in connection with the solicitation of approval to amend the Agreement of Limited Partnership of BCTC IV (as amended, the “Partnership Agreement”) to permit Boston Capital Associates IV Limited Partnership, as the general partner of BCTC IV (the “General Partner”), to sell all or substantially all of the assets of the Partnership or any Series thereof in liquidation of the Partnership without seeking additional consent from the holders of BACs (the “Amendment”). The matters for which we seek consent are listed in the accompanying Notice for Action by Written Consent of BAC Holders and are described in further detail in this Consent Solicitation Statement.

This Consent Solicitation Statement and the accompanying Notice for Action by Written Consent of BAC Holders and consent card were first sent or given to BAC Holders on or about _________ ___, 2016.

Background and Reasons for the Amendment (pages 7-10)

In its present form, the Partnership Agreement prohibits the General Partner from selling all or substantially all of the assets of the Partnership. This includes the sale or other disposition of the final remaining assets of any Series. If the Amendment is approved, it would permit the General Partner to sell all or substantially all of the assets of the Partnership or any Series thereof in liquidation of the Partnership without seeking additional consent from the holders of BACs. The Partnership Agreement further provides that a sale, transfer or other disposition of all or substantially all of the assets of the Partnership would require consent of no less than 80% of the BAC Holders when the consideration to be received by the BAC Holders does not consist entirely of cash. The Amendment also contains a clarification that this provision would not apply to sales, transfers and other dispositions of all or substantially all of the assets of the Partnership in transactions where the BAC Holders would receive cash as the sole consideration for the disposition thereof.

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The General Partner recommends the Amendment for numerous reasons, including the following:

●	The Amendment would provide the General Partner with greater flexibility to sell the apartment complexes for low- and moderate-income tenants indirectly owned by the Partnership (the “Apartment Complexes”) or the Partnership’s interests in the limited partnerships that directly own the Apartment Complexes (the “Operating Partnerships”).

●	Subsequent liquidation of a Series and the Partnership would eliminate the need for BAC Holders to include Schedule K-1 activity on their tax returns with respect to the Partnership.

●	The Partnership’s expenses will be lower in the long-term than if the General Partner has to make multiple solicitations of the various Series for the sale of the final assets of the Series or the liquidation of such Series.

Solicitation Expenses (pages 15-19)

The Partnership will pay for the expenses of this solicitation. The General Partner anticipates the solicitation to cost approximately $250,355. Partnership-level expenses will be allocated to the Series by the number of BAC Holders in the Series, and Series-level expenses will be borne by only that Series.

Appraisal Rights (page 19)

Neither Delaware law nor the Partnership Agreement requires that BAC Holders be entitled to appraisal rights in connection with the Amendment or any subsequent liquidation of the Partnership or any Series, and no such appraisal rights will be afforded to BAC Holders voting against the Amendment.

Abandonment of the Amendment (page 19)

Prior to execution of the Amendment by the General Partner, the General Partner may abandon the Amendment without further action by the BAC Holders.

Interests of Certain Persons with respect to the Amendment (pages 14-15)

While the General Partner is required to perform in a manner consistent with its fiduciary duties to the BAC Holders, it would have interests in the Amendment that may differ from those of the BAC Holders. First, if distributions are made in respect of sales of the Partnership’s assets, any accrued but unpaid asset management fees will be paid prior to any distributions to the BAC Holders. As a result of these fees totaling $44,229,024 in the aggregate, at this time we anticipate the majority of the Series will not receive additional distributions, including in respect of the liquidation of such Series. In addition, if the Partnership is liquidated following the Amendment, it would eliminate any potential liability of the General Partner for liabilities of the Partnership or actions taken by the General Partner as a fiduciary. The General Partner is entitled to receive 5% of the balance of any distributions resulting from a liquidation, sale or refinancing, subordinated to the achievement of any priority return. Finally, the General Partner or its affiliates may have ongoing business relationships with potential purchasers of the Partnership’s assets, including the existing general partners of the applicable Operating Partnerships (the “Operating General Partners”) to whom ILP Interests may be sold.

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Recommendation of the General Partner (page 20)

The General Partner recommends a vote “FOR” approval of the proposed Amendment. If approved by the BAC Holders, the Amendment would immediately go into effect upon the execution by the General Partner of the Amendment, which the General Partner anticipates will occur as soon as reasonably practicable after approval by the BAC Holders.

Voting Procedures (pages 24-27)

Approval of the Amendment will be voted on by all BAC Holders voting together without any distinction between Series. BAC Holders who owned BACs at the close of business on September 1, 2016 may vote by mail, fax, telephone or internet. On that date, there were 83,428,546 BACs outstanding and entitled to vote. Each BAC Holder may cast one vote for each BAC owned on that date. Adoption of the Amendment requires the affirmative vote of the holders of a majority of the outstanding BACs, regardless of Series. As of the record date, major BAC Holders of the Partnership had voting control over an aggregate of approximately 5.23% of the outstanding BACs entitled to vote in this consent solicitation. One of these major BAC Holders holding an aggregate of 0.55% of the outstanding BACs is contractually obligated to vote in the same manner as a majority of BAC Holders who vote in the consent solicitation who are unaffiliated with the Partnership. As of the record date, the General Partner and its affiliates did not have the power to vote or dispose of any outstanding BACs.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION
STATEMENT AND THE PROPOSED AMENDMENT

Q:   Why have I received this Consent Solicitation Statement?

A:   You have received this Consent Solicitation Statement because the Partnership Agreement requires that the holders of a majority of the outstanding BACs in the Partnership, voting together as a single class, approve an amendment to the Partnership Agreement containing the subject matter of the Amendment. You are entitled to vote because, according to the records of the Partnership, you owned BACs on September 1, 2016. Even if you have sold some or all of your BACs since that date, if you owned BACs on September 1, 2016, you are entitled to vote.

Q:  What changes would the Amendment make to the Partnership Agreement?

A:   Presently, the Partnership Agreement provides that the consent of the BAC Holders is required to sell all or substantially all of the assets of the Partnership. This would include the sale of the last Apartment Complex or Operating Partnership interest of each Series. The Amendment, as proposed, would permit the General Partner to dispose of the Partnership’s interests in Operating Partnerships, or those Operating Partnerships’ interests in Apartment Complexes, without a further vote of the BAC Holders. This amendment would allow the following:

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●	Better flexibility to maximize proceeds of the sales of the Apartment Complexes or Operating Partnership interests.

●	Ability to control timing of sales so that BAC Holders may receive benefits earlier rather than if a separate consent were required for liquidation.

●	Lower expenses in the long-term rather than if the General Partner has to make multiple solicitations of the various Series for the sale of the final assets of the Series or the liquidation of such Series.

Q:   How can the Amendment be approved?

A:   The Amendment will be approved with the consent of a majority-in-interest of all BAC Holders. The Partnership Agreement requires actions that affect all Series, such as the Amendment, to be approved by all BAC Holders voting together as a single class. One holder of approximately 0.55% of the voting power of the BACs, voting together as a single class, is contractually obligated to vote in the same manner as a majority of the BAC Holders who vote in the consent solicitation who are unaffiliated with the Partnership.

Q:  Why is the General Partner proposing the Amendment?

A:   The General Partner is recommending the Amendment because:

(1)	after December 31, 2017 the Apartment Complexes will no longer generate low-income housing tax credits and historic rehabilitation tax credits for the BAC Holders;

(2)	it will provide the General Partner with greater flexibility in selling the Apartment Complexes or Operating Partnership interests which may allow the General Partner to obtain better value for the Partnership’s assets and to more timely liquidate each Series and the Partnership, which may free up previously suspended passive activity losses for the BAC Holders; and

(3)	expenses of the Partnership will be lower if the Amendment is approved than if the General Partner is required to obtain the consent of each Series for the sale of its final assets.

There are 110 properties combined in Series 35 and Series 37 through Series 46 still in their respective low-income housing tax credit (“LIHTC”) compliance periods. For additional information, see “WHAT YOU SHOULD KNOW BEFORE VOTING ON THE AMENDMENT – Background and Reasons for the Amendment” on pages 7-10 below.

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Also, we believe that the increasing age of the properties in which the Partnership is invested and the increasing maintenance and administrative expenses for the Apartment Complexes will, within the next several years, lead to a reduction of cash distributions received by the Partnership from the Operating Partnerships. Moreover, the Apartment Complexes may have limited prospects for appreciation unless significant additional investments are made to upgrade the properties. The need for upgrades and capital improvements also makes refinancing (for those properties whose current mortgages permit prepayment) a less attractive option than sale because a new lender would likely require that significant sums be set aside for immediate repairs and improvements, thereby diminishing any equity available for distribution. Many of the mortgages, however, either do not permit prepayment, or do not appear to be able to support a market rate mortgage in an amount sufficient to pay off the existing mortgage balance with applicable prepayment penalties.

Accordingly, the Amendment appears to be in the best interests of the Partnership and the BAC Holders.

Q:   Does the General Partner recommend that I consent to the Amendment?

A:   Yes. The General Partner recommends that BAC Holders consent to the Amendment by marking the box entitled “FOR” with respect to the Amendment proposal on the enclosed consent card and returning it promptly in accordance with the voting procedures set forth on pages 24 through 27 of this Consent Solicitation Statement. The General Partner, however, has conflicts of interest in recommending the Amendment. For additional information regarding our conflicts of interest, see “WHAT YOU SHOULD KNOW BEFORE VOTING ON THE AMENDMENT—Interests of Certain Persons in the Amendment” on pages 14-15 below.

Q:  What will happen if the Amendment is approved?

A:  We intend to continue to operate the Partnership as normal whether or not the Amendment is approved. Upon the expiration of the applicable 15-year LIHTC compliance period with respect to any given Apartment Complex, we would seek to market and sell the Partnership’s interests in the Operating Partnerships or the Apartment Complexes themselves and use the net proceeds to pay off Partnership debts and make distributions to the BAC Holders. Upon the sale of all or substantially all of the Partnership’s underlying assets, including the Operating Partnership interests, we will take all necessary steps to terminate the Partnership. Approval of the Amendment may also be subject to certain risks. See “WHAT YOU SHOULD KNOW BEFORE VOTING ON THE AMENDMENT—Risks of the Amendment” on pages 10-13 below.

Q:  What if the Amendment is not approved?

A:   If the Amendment is not approved by the requisite number of BAC Holders, then the Partnership Agreement will not be amended, and, in order for the Partnership to be wound up and liquidated, the General Partner would be required to seek the consent of the BAC Holders in the future to either adopt a plan of liquidation and dissolution or to approve a sale of all or substantially all of the assets of the Partnership. Due to the timing of expiration of the LIHTC compliance periods for the various Series, this would require multiple solicitations that would result in greater expense to the Partnership than if the Amendment is approved. No sales of all or substantially all of the Partnership’s assets at one time would be made without consent of the BAC Holders, although the General Partner would continue to sell individual Apartment Complexes. If the Amendment is not approved, there would need to be another vote at a later time in order to liquidate the Partnership, dispose of the final property contained in each Series, and take any other necessary action that permit the anticipated liquidation of the Partnership.

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Q:   Am I required to vote on the Amendment?

A:   No. You are not required to vote; however, the Amendment will not be approved and effected without the approval of BAC Holders holding at least a majority of the outstanding BACs entitled to vote. If you fail to send in your signed consent card, it will have the same effect as a vote “AGAINST” the Amendment. However, if you send in your signed consent card and do not select an option on the consent card, your vote will be counted “FOR” the Amendment.

Q:   How long do I have to consent?

A:   You may submit your signed consent card now. Please mark your vote, sign and return the consent card using the enclosed postage pre-paid envelope provided or fax it to the Partnership at (201) 438-0292. Furthermore, consents may be submitted by phone at (888) 227-9349 or on the internet at www.proxyonline.com/docs/BostonCapitalProxy.pdf. Consent cards may be sent in indefinitely, until the requisite consent is obtained or the General Partner abandons the solicitation, in its sole discretion. Consent cards, however, will only remain valid for 12 months from the time they are signed and dated. See “VOTING PROCEDURES” on pages 24-27 below.

Q:  Can I revoke my consent?

A:  Yes. BAC Holders may withdraw or revoke their consent as to the Amendment proposal at any time prior to completion or abandonment of the solicitation. To be effective, a written or facsimile revocation or withdrawal of the consent card must be received by the consent solicitation agent prior to such time and addressed as follows: AST Fund Solutions, LLC, 48 Wall Street, 22nd Floor, New York, NY 10005; or by facsimile to AST Fund Solutions at (201) 438-0292; or by phone with a live representative at (800) 761-6532. A notice of revocation or withdrawal must specify the BAC Holder’s name and the number of BACs being withdrawn.

WHAT YOU SHOULD KNOW BEFORE VOTING ON THE AMENDMENT

The information contained in this Consent Solicitation Statement with respect to the Amendment is qualified in its entirety by reference to the Amendment and the Partnership Agreement. A copy of the Amendment is attached hereto as Appendix A, and is incorporated by reference herein. A copy of the Partnership Agreement is available as an attachment to our Prospectus dated May 1, 1994, and may be requested from the Partnership, free of charge, upon written request to President, One Boston Place, Suite 2100, Boston, MA 02108.

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Background and Reasons for the Amendment

The Partnership was formed to acquire limited partner interests in the Operating Partnerships, each of which was to own and operate an Apartment Complex. Each Apartment Complex qualified for the low-income housing tax credit under Section 42 of the Code, and some Apartment Complexes also may have qualified for the historic rehabilitation tax credit under Section 47 of the Code. Some of the Apartment Complexes in which the Partnership has invested also benefit from rent supplements from HUD or other forms of government assistance.

The Partnership offered BACs in a public offering declared effective by the Securities and Exchange Commission on May 1, 1994. Investors purchasing 83,651,080 BACs contributed $836,510,080 to the Partnership. Investors were initially required to purchase a minimum of 500 BACs of any given Series. The Partnership once held interests in a total of 532 Operating Partnerships, each of which owned all or a portion of an Apartment Complex. The Partnership has sold or transferred its interest in 294 Apartment Complexes to date. Proceeds of the sale of such interests were used to make distributions pursuant to Section 4.02(a) of the Partnership Agreement. In certain instances, the General Partner has deferred its priority for the payment from such funds of unpaid loans made by the General Partner to the Partnership and unpaid asset management fees, which resulted in cash distributions to the BAC Holders. Pursuant to the Partnership Agreement, such liabilities will be deferred until the Partnership receives sales or refinancing proceeds from Operating Partnerships which will be used to satisfy such liabilities. As of August 31, 2016, the Partnership held interests in 238 Operating Partnerships.

The stated investment objectives of the Partnership are:

●	to generate Federal Housing Tax Credits, and in limited instances a small amount of Rehabilitation Tax Credits;

●	to preserve and protect the Partnership’s capital;

●	to provide tax benefits in the form of passive losses which an Investor may apply to offset passive income (if any); and

●	to distribute net cash, if any, from a Capital Transaction as to the Partnership.

All of the Operating Partnerships in Series 20 through Series 34 and Series 36 are through their respective 15-year LIHTC compliance periods. As stated previously, there are 110 properties still in their respective LIHTC compliance periods. Below is a breakdown by Series of the number of Operating Partnerships and expiration of the LIHTC compliance period:

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Series	Number of Operating Partnerships	Last Year of Compliance Period
35	1	2016
37	1	2016
38	2	2016
39	2	2016
40	8	2016
41	16	2017
42	13	2021
43	18	2021
44	7	2020
45	27	2021
46	15	2021

Series 42 has one property that will generate tax credits through December 31, 2016; Series 43 has one property that will generate tax credits through December 31, 2016; Series 44 has two properties that will generate tax credits through December 31, 2016 and one property that will generate tax credits through December 31, 2017; Series 45 has one property that will generate tax credits through December 31, 2016; and Series 46 has three properties that will generate tax credits through December 31, 2016.

In its present form, the Partnership Agreement prohibits the General Partner from selling all or substantially all of the assets of the Partnership. This includes the sale or other disposition of the final remaining assets of any Series. If the Amendment is approved, it would permit the General Partner to sell all or substantially all of the assets of the Partnership or any Series thereof without seeking additional consent from the holders of BACs. The Partnership Agreement further provides that a sale, transfer or other disposition of all or substantially all of the assets of the Partnership would require consent of no less than 80% of the BAC Holders when the consideration to be received by the BAC Holders does not consist entirely of cash. The Amendment also contains a clarification that this provision would not apply to sales, transfers and other dispositions of all or substantially all of the assets of the Partnership in transactions where the BAC Holders would receive cash as the sole consideration for the disposition thereof.

Before recommending the Amendment, we considered the benefits and risks associated with continuing the Partnership without the Amendment. After weighing the benefits and risks of continuation, we believe that the Amendment is in the best interests of the BAC Holders. We believe that the Amendment provides the best alternative for the BAC Holders for the following reasons:

●	The Partnership has generated and continues to generate passive activity losses. However, for many individuals, the tax benefits provided by these passive activity losses are available only upon the sale of an Operating Partnership (a limited amount of passive activity losses may be used upon the sale of an individual Operating Partnership) and liquidation of its Series (all remaining passive activity losses may be used upon liquidation). The timely ability to sell the Apartment Complexes and or Operating Partnership Interests and the subsequent liquidation of the applicable Series may provide many BAC Holders with additional tax benefits in the form of passive activity losses.

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●	Currently, there is no established market for the BACs, and BAC Holders are only able to sell their BACs in an informal and sparse secondary market, which contains a small number of participants with infrequent transactions. We believe that BAC Holders may desire to liquidate portions of or their entire investment in the Partnership. The Amendment will assist in the ability to accelerate the disposition of the assets of each Series, which may provide additional liquidity to BAC Holders. See “THE PARTNERSHIP AND THE GENERAL PARTNER—Market for the BACs” below.

●	The Partnership’s expenses will be lower in the long-term if the Amendment is approved than if the General Partner has to make multiple solicitations of the various Series for the sale of the final assets of the Series or the liquidation of such Series.

●	Future dissolution of a Series and ultimately the Partnership will eliminate the yearly expense of tax return preparation and possible delay to individual BAC Holders’ preparation of tax returns due to their investment in a limited partnership. Many investors find the required Schedule K-1 complicated to report on their tax returns, which may require individuals to incur tax return preparation costs they would not have otherwise incurred.

●	Maintenance and administrative expenses associated with aging Apartment Complexes in which the Partnership holds interests will continue to increase. Due to the increasing need for repairs and improvements to the Apartment Complexes, it is likely that the Partnerships may generate taxable income for the Partnership but not distribute sufficient cash for the Partnership to pass through to its BAC Holders to cover resulting tax liabilities. In addition, while the operating revenues of the Partnership will continue to decrease as Apartment Complexes are sold individually, many of the Partnership’s costs will continue to remain steady, including costs and fees associated with filing Schedule K-1 tax information, auditing the Partnership’s financial statements and preparing periodic reports and other securities filings. The additional flexibility afforded to the General Partner by the Amendment may allow it to more timely make dispositions of the Apartment Complexes or the Operating Partnerships.

●	To the extent the Apartment Complexes are not sold, they will continue to subject the Partnership to the risks inherent in the ownership of property, such as fluctuations in occupancy rates, operating expenses and rental rates, which in turn may be affected by general and local economic conditions and by the supply and demand for rental apartment properties owned by the Operating Partnerships.

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The alternatives to Amendment would be to: (a) seek the consent of the BAC Holders to approve a plan of liquidation and dissolution at some point in the future; (b) seek the consent of the BAC Holders of each Series to the disposition of all or substantially all of the assets of each Series as the time arises for such assets to be sold; or (c) continue the Partnership in accordance with its existing business plan. The General Partner believes that the Amendment is preferable to seeking future consent for approval of a plan of liquidation and dissolution, or for approval of a disposition of all or substantially all of the assets of each Series, because of the ability to capitalize on potential sale opportunities and the additional expense associated with seeking said future consent for approval which will be passed through to BAC Holders.

For the reasons stated above, the General Partner believes that the Amendment would produce a better result for the BAC Holders than seeking multiple consents at a later time, or continuing to operate the Partnership in its current form indefinitely. If the Amendment is not approved by a majority of the BACs entitled to vote, the Partnership would continue to operate in its current fashion and no sales of all or substantially all of the Partnership’s assets at one time will be made without consent of the BAC Holders, although sales of individual Apartment Complexes would continue to be made.

No independent third party has reviewed or approved our recommendation. However, we believe that our recommendation is in the best interest of BAC Holders and consistent with our fiduciary duties to the BAC Holders. See “THE PARTNERSHIP AND THE GENERAL PARTNER – Fiduciary Duties of the General Partner.” Consequently, we recommend that the BAC Holders consent to the proposed Amendment by marking the box entitled “FOR” next to the Amendment proposal on the enclosed consent card.

Risks of the Amendment

In addition to the other information included elsewhere in this Consent Solicitation Statement, the following factors should be considered carefully in determining whether to approve the Amendment.

The Amendment may be approved even if it is not approved by your Series. Under the Partnership Agreement, each Series is treated as a separate entity for financial purposes, with BAC Holders receiving distributions and being taxed only with respect to the Series of BACs which they own. The Amendment proposal, however, must be voted on and approved by all of the BACs voting cumulatively without any distinction between Series. Thus, the majority of BAC Holders in a given Series need not vote a majority of its interests in favor of the Amendment for the Amendment to be approved. Furthermore, since certain Series have more BACs than other Series, a Series with a greater number of BACs will carry more relative weight in determining the outcome of the Amendment proposal.

The Amendment will permit the General Partner to use its sole discretion for the sale of Apartment Complexes or Operating Partnership interests. Currently, the General Partner has sole discretion for the sale of Apartment Complexes or Operating Partnership interests until the last property remaining in a Series. The Amendment will permit the General Partner to sell Operating Partnership interests or consent to the sale of Apartment Complexes at any time without further consent of the BAC Holders. This may permit the General Partner to make such sales in transactions that result in tax liabilities to the BAC Holders in excess of the cash proceeds arising from such dispositions. Therefore, individual BAC Holders may have more adverse than positive consequences from a sale of an Operating Partnership interest or Apartment Complex, depending on their tax positions. The Amendment will also permit the General Partner to sell all of the assets of a given Series in a single transaction without the need for further approval of the BAC Holders of that Series.

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The General Partner will have conflicts of interest with respect to the Amendment and any subsequent liquidation of the Partnership. If the Amendment is approved, the General Partner will have conflicts of interest with respect to the sale of Operating Partnership interests or consent to the sale of Apartment Complexes as permitted by the Amendment. Consummation of the sale of all of the assets of the Partnership in liquidation thereof will eliminate any potential liability of the General Partner for liabilities of the Partnership that could arise in the continued operation of the Partnership. In addition, the General Partner and/or its affiliates would no longer be entitled to various fees received in its capacity as General Partner of the Partnership. Such a sale will result in payments to the General Partner of any accrued asset management fees and other fees to which the General Partner is entitled, to the extent that there are enough proceeds from the sale of Apartment Complexes to do so. As of June 30, 2016, the General Partner and its affiliates were owed a total of $44,229,024 in deferred or otherwise unpaid asset management fees. Pursuant to the Partnership Agreement, such liabilities will be deferred until the Partnership receives sale or refinancing proceeds from Operating Partnerships which will be used to satisfy such liabilities. While the General Partner has deferred payments of asset management fees in the past, it does not expect to continue to do so in the future. The Partnership Agreement provides that all of these amounts will be paid prior to any distributions made to the BAC Holders. The General Partner will be repaid in full prior to the BAC Holders receiving any liquidation proceeds, if the sale of the Apartment Complexes only generates sufficient distributions to pay the amounts owed to the General Partner and its affiliates. Also, the General Partner or its affiliates may have prior and ongoing business relationships with potential purchasers of the Apartment Complexes. See “—Interests of Certain Persons in the Amendment” below for further explanation.

Even if the Amendment is approved, BAC Holders face uncertainty as to the timing of the disposition of Apartment Complexes or interests in Operating Partnerships. If the Amendment is approved, a number of factors will affect the amount and timing of any distributions resulting from sales proceeds, as well as the timing of the dissolution of the Partnership and the timing of availability of any unused passive activity losses, including the prices for which the Apartment Complexes are sold, the condition of the real estate market, ability to obtain local general partner and state regulatory agency approvals, the level of cooperation of the local general partner and other matters which may be beyond the control of the Partnership. Furthermore, since the inception of the Partnership and the acquisition of the Apartment Complexes, some states have passed laws governing the sale of affordable housing constructed with LIHTC or other government subsides. These new laws may affect the timing of any distributions or sale of assets. The longer that the dissolution is delayed, the more expenses the Partnership will incur, which would reduce the amount of any distributions, and the longer it will be until BAC Holders can use unused passive activity losses for other purposes. There also can be no assurance that the Partnership’s assets can be sold within a reasonable period of time. As a result, we cannot guarantee the timing of the dissolution of a Series, of the Partnership, liquidating distributions to BAC Holders or utilization of passive activity losses.

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The General Partner or its affiliates may have business relationships with the purchasers of the Apartment Complexes after the Apartment Complexes are sold. It is possible that affiliates of the General Partner will receive compensation from selling interests in the Apartment Complexes to other investors after the Apartment Complexes are sold. For example, the Apartment Complexes may be eligible for federal low-income housing tax credits if they are rehabilitated. Affiliates of the General Partner may negotiate a provision which allows them to sell or “syndicate” such Apartment Complexes without BAC Holders’ consent if the Amendment is approved. Affiliates of the General Partner have extensive experience and interests in the sale and purchase of real property and there may be opportunities for affiliates of the Partnership or the General Partner to profit from the Apartment Complexes after they are sold. BAC Holders would not participate in any such potential profits.

Sales of assets following approval of the Amendment will not be subject to the approval of BAC Holders. If the BAC Holders approve the Amendment, the General Partner may commence marketing of all of the properties in which the Partnership holds interests. BAC Holders will have no right or opportunity to vote on the sale of each Apartment Complex and will have no right to approve or disapprove the terms of any individual sale, which may include a sale of multiple assets in a single transaction. Presently, the Partnership Agreement provides that the consent of the BAC Holders is required to sell all or substantially all of the assets of the Partnership. This would include the sale of the last Apartment Complex or Operating Partnership interest of each Series. By consenting to the Amendment, BAC Holders are granting us authority to sell all of the Partnership’s assets upon terms and conditions which we deem appropriate. In the past, consistent with the terms of the Partnership Agreement, BAC Holder consent was not necessary to sell interests in a single Apartment Complex to date, and the General Partner has sold the Partnership’s interest in 294 of 532 Operating Partnerships. Approval of the Amendment would permit the General Partner to sell all of the Partnership’s remaining assets in a series of dispositions or in a single transaction. The Partnership will automatically (without requiring any additional approval of the BAC Holders) be terminated and dissolved following the sale of the Partnership’s final property without any additional approval from BAC Holders.

There may be a delay in receiving certain benefits of any sales. The Partnership Agreement authorizes us to utilize proceeds from the sales of Apartment Complexes to establish reserves for authorized Partnership purposes. We may reserve some of the remaining undistributed proceeds from the sale of Apartment Complexes for such purposes as reserves for unknown liabilities, audit costs, fees and tax return preparation.

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The General Partner receives the benefit of indemnification under the Partnership Agreement. The Partnership Agreement provides that the General Partner shall not be liable to the Partnership or any of the BAC Holders for any act or omission performed or omitted by any General Partner in good faith and in the best interests of the Partnership, provided that the conduct did not constitute fraud, bad faith, negligence, misconduct or breach of fiduciary duty. Furthermore, the General Partner shall be indemnified for and against any loss, liability or damage, including expenses, incurred by it as a result of any act performed or omitted by it in good faith and in the Partnership’s best interests in connection with the business of the Partnership, provided that the act or omission did not constitute fraud, bad faith, negligence, misconduct or breach of fiduciary duty. As a result of these provisions, BAC Holders may have more restricted rights of action than they would otherwise have if such restrictions had not been included in the Partnership Agreement. In general, the General Partner may not be indemnified under the Partnership Agreement with regard to liabilities arising under federal or state securities laws, rules or regulations to the extent that there is strict liability, unless the General Partner is successful in defending such action and such indemnification is specifically approved by the court.

If a claim were made against the General Partner in connection with its actions on behalf of the Partnership with respect to sales of Apartment Complexes or Operating Partnership interests, it would most likely seek to be indemnified by the Partnership with respect to such claim. As a result of these indemnification rights, a BAC Holder’s remedy with respect to claims against the General Partner relating to its involvement in the Amendment could be more limited than the remedies that would have been available absent the existence of these rights in the Partnership Agreement. A successful claim for indemnification, including the expenses of defending a claim made, would reduce the Partnership’s assets by the amount paid.

The Amendment may lead to a loss of opportunity to benefit from future events. If the Amendment is approved, BAC Holders should be aware that there can be no assurance that the disposition by the General Partner of Apartment Complexes or Operating Partnership interests will result in greater returns to BAC Holders than a continuation of the Partnership. After the sale of an Apartment Complex or the pertinent Operating Partnership interest, the Partnership will not benefit from possible improvements in economic and market conditions that could produce increased cash flow and enhance the sales prices of the Apartment Complexes. In addition, there can be no assurance that the sale of Apartment Complexes or Operating Partnership interests will result in greater returns to you than a merger of the Partnership with another entity, a refinancing of some or all of the Apartment Complexes or any other strategic alternative, whether or not considered by the General Partner.

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Interests of Certain Persons in the Amendment

You should be aware that the General Partner, although it is required to perform in a manner consistent with its fiduciary duties to the BAC Holders, would have interests in the Amendment and any subsequent sales of the Partnership’s property that may differ from those of the BAC Holders. Such interests include the following:

●	If distributions are made in respect of a sale of an Apartment Complex or an Operating Partnership interest, any accrued but unpaid asset management fees and any loans advanced to the Partnership by the General Partner will be paid prior to any distributions to the BAC Holders. As of June 30, 2016, the General Partner had accrued unpaid asset management fees of $44,229,024. Broken down by Series, as of June 30, 2016, the General Partner is entitled to receive unpaid asset management fees in the aggregate amount of $1,450,297 from Series 20, $1,463,083 from Series 21, $2,826,991 from Series 22, $2,061,864 from Series 23, $3,445,551 from Series 29, $1,589,713 from Series 30, $3,310,345 from Series 32, $2,041,634 from Series 33, $3,202,173 from Series 34, $1,595,878 from Series 35, $744,627 from Series 36, $2,540,737 from Series 37, $2,025,147 from Series 38, $1,575,975 from Series 39, $2,613,310 from Series 40, $3,117,811 from Series 41, $547,175 from Series 42, $2,069,047 from Series 43, $2,203,169 from Series 44, $2,091,228 from Series 45 and $1,713,269 from Series 46. While presently there are no accrued unpaid asset management fees for Series 24, Series 25, Series 26, Series 27, Series 28 and Series 31, there may be in the future. The General Partner is entitled to receive payment of these fees accrued from any distributions resulting from such a liquidation before distributions are made to the BAC Holders.

●	Any liquidation of the Partnership following a sale of all or substantially all of the assets of the Partnership would eliminate any potential liability of the General Partner for liabilities of the Partnership or actions taken by the General Partner as a fiduciary.

●	The General Partner is entitled to receive 5% of the balance (after payment of debts, additions to working capital, repayment of loans, repayment of capital contributions and repayment of capital accounts) of any distributions resulting from a liquidation, sale or refinancing, subordinated to the achievement of Priority Return (as such term is defined in the Partnership Agreement). See Section 4.02(a) of the Partnership Agreement for more details.

●	The General Partner may have ongoing business relationships with potential purchasers of the Partnership’s assets.

Per Section 4.02(a) of the Partnership Agreement, all liquidation and sale proceeds shall be applied and distributed in the following amounts and order of priority:

●	First, to the payment of debts and liabilities of the Partnership, including incidental expenses and any expenses incident to any liquidation, sale or refinancing of an Apartment Complex or ILP Interest, but excluding debts and liabilities to the General Partner and its affiliates;

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●	Second, to any additions to the working capital reserve and other reserves as the General Partner deems reasonably necessary for the payment of contingent, unmatured and unforeseen liabilities and obligations;

●	Third, to the repayment of unpaid loans made by the General Partner or its affiliates, including payment of any unpaid accounting fee advances and partnership management fees; and

●	Fourth, the balance, 95% to the BAC Holders and 5% to the General Partner; provided that this distribution to the General Partner shall be subordinated to a return of all the BAC Holders Capital Contribution and to the Priority Return (as such term is defined in the Partnership Agreement).

In the past, with respect to certain dispositions of the Partnership, the General Partner has deferred its priority in the third item above, resulting in the payment of cash distributions to the BAC Holders. Through June 30, 2016, the General Partner has deferred priority with respect to unpaid management fees in an aggregate amount of $44,229,024, leading to additional or premature distributions to the BAC Holders in the aggregate amount of $2,883,391, with $2,231,353 in additional or premature distributions to Series 20 BACs, $275,000 in additional or premature distributions to Series 27 BACs, $238,040 in additional or premature distributions to Series 29 BACs, $138,998 in additional or premature distributions to Series 41 and no additional or premature distributions to Series 21, 22, 23, 24, 25, 26, 28, 30, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 42, 43, 44, 45 and 46 BACs. This means that each 500 Series 20 BACs have received additional or premature distributions of approximately $289, each 500 Series 27 BACs have received additional or premature distributions of approximately $56, each 500 Series 29 BACs have received additional or premature distributions of approximately $30, and each 500 Series 41 BACs have received additional or premature distributions of approximately $24. The General Partner does not anticipate that it will further defer its rights to such fees in the future so that it can be repaid the unpaid asset management fees owed to it by the Partnership.

If the Amendment is approved by a majority in interest of the BACs entitled to vote, the General Partner will promptly execute the Second Amendment to Agreement of Limited Partnership and it will become effective. If the Amendment is not approved by a majority in interest of the BACs entitled to vote, the Partnership would continue to operate in its current fashion and no sales of all or substantially all of the Partnership’s assets at one time will be made without consent of the BAC Holders, although individual Apartment Complexes would continue to be sold.

Solicitation Expenses

The Partnership will pay for the expenses of the solicitation. Expenses are estimated to be as follows:

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Solicitation / Communication Expenses

Legal Fees:	$1,076 for Series 20
$544 for Series 21
$764 for Series 22
$997 for Series 23
$605 for Series 24
$824 for Series 25
$1,080 for Series 26
$618 for Series 27
$950 for Series 28
$1,044 for Series 29
$628 for Series 30
$967 for Series 31
$1,057 for Series 32
$581 for Series 33
$797 for Series 34
$787 for Series 35
$477 for Series 36
$531 for Series 37
$562 for Series 38
$464 for Series 39
$515 for Series 40
$641 for Series 41
$572 for Series 42
$776 for Series 43
$611 for Series 44
$864 for Series 45
$669 for Series 46
$20,000

Soliciting Agent:	$7,721 for Series 20
$3,903 for Series 21
$5,484 for Series 22
$7,157 for Series 23
$4,345 for Series 24

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$5,915 for Series 25
$7,748 for Series 26
$4,437 for Series 27
$6,818 for Series 28
$7,492 for Series 29
$4,509 for Series 30
$6,938 for Series 31
$7,588 for Series 32
$4,167 for Series 33
$5,723 for Series 34
$5,651 for Series 35
$3,421 for Series 36
$3,808 for Series 37
$4,033 for Series 38
$3,332 for Series 39
$3,695 for Series 40
$4,601 for Series 41
$4,105 for Series 42
$5,569 for Series 43
$4,382 for Series 44
$6,199 for Series 45
$4,800 for Series 46
$143,540

Printers:	$1,860 for Series 20
$940 for Series 21
$1,321 for Series 22
$1,724 for Series 23
$1,047 for Series 24
$1,425 for Series 25
$1,867 for Series 26
$1,069 for Series 27
$1,643 for Series 28
$1,805 for Series 29
$1,086 for Series 30

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$1,672 for Series 31
$1,828 for Series 32
$1,004 for Series 33
$1,379 for Series 34
$1,362 for Series 35
$824 for Series 36
$917 for Series 37
$972 for Series 38
$803 for Series 39
$890 for Series 40
$1,109 for Series 41
$989 for Series 42
$1,342 for Series 43
$1,056 for Series 44
$1,494 for Series 45
$1,156 for Series 46
$34,584

Postage:	$2,810 for Series 20
$1,420 for Series 21
$1,995 for Series 22
$2,604 for Series 23
$1,581 for Series 24
$2,152 for Series 25
$2,819 for Series 26
$1,615 for Series 27
$2,481 for Series 28
$2,726 for Series 29
$1,641 for Series 30
$2,524 for Series 31
$2,761 for Series 32
$1,516 for Series 33
$2,083 for Series 34
$2,056 for Series 35
$1,245 for Series 36

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$1,385 for Series 37
$1,468 for Series 38
$1,212 for Series 39
$1,344 for Series 40
$1,674 for Series 41
$1,494 for Series 42
$2,027 for Series 43
$1,595 for Series 44
$2,256 for Series 45
$1,746 for Series 46
$52,231
Total Solicitation/Communication Expenses:	$250,355

For purposes of the approval of the Amendment, the term “Solicitation/Communication Expenses” includes expenses such as the costs of mailing and printing this Consent Solicitation Statement, any supplements to it or other documents related to the Amendment, telephone calls, legal fees, appraisal fees, accounting fees, consent solicitation agent fees and other fees related to the solicitation of consents. The Partnership will pay these expenses whether or not the Amendment is approved. These Solicitation/Communication Expenses may be higher than estimated if there are additional soliciting materials or this Consent Solicitation Statement is amended. Under the Partnership Agreement, this type of charge must be apportioned among Series on the advice of accountants. These expenses will be divided among the Series based upon the number of BAC Holders in each Series.

Abandonment of the Amendment

Prior to execution of the Amendment by the General Partner, the General Partner may abandon the Amendment without further action by the BAC Holders.

No Appraisal Rights

Neither Delaware law, nor the Partnership Agreement, require that BAC Holders be entitled to appraisal rights on approval of the Amendment, and no such appraisal rights will be afforded to BAC Holders voting against the Amendment.

Regulatory Approvals

No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the Amendment.

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RECOMMENDATION OF THE GENERAL PARTNER

The General Partner recommends a vote “FOR” approval of the proposed Amendment. If approved by the BAC Holders, the Second Amendment to Agreement of Limited Partnership would immediately go into effect upon the execution by the General Partner of the Amendment, which will occur as soon as reasonably practicable after approval by the BAC Holders. At any time before the execution of the Second Amendment to Agreement of Limited Partnership, the General Partner may abandon the Amendment without further action by the BAC Holders, but after the execution of the Amendment, the General Partner must receive the consent of the BAC Holders to amend or alter the Amendment.

YOUR VOTE IS VERY IMPORTANT. FAILURE TO RETURN THE ENCLOSED CONSENT FORM WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AMENDMENT. WE RECOMMEND THAT ALL BAC HOLDERS APPROVE THE AMENDMENT BY MARKING THE BOX ENTITLED “FOR” ON THE ENCLOSED CONSENT CARD. IF YOU SIGN AND SEND IN THE ENCLOSED CONSENT CARD BUT DO NOT INDICATE HOW YOU WANT TO VOTE AS TO THE AMENDMENT, YOUR CONSENT CARD WILL BE TREATED AS VOTING “FOR” THE AMENDMENT.

THE PARTNERSHIP AND THE GENERAL PARTNER

The Partnership is a limited partnership which was formed under the laws of the State of Delaware on October 1, 1993. As a result of a restructuring effective as of June 1, 2001, the General Partner of the Partnership is Boston Capital Associates IV Limited Partnership, a Delaware limited partnership. The general partner of the General Partner is BCA Associates Limited Partnership, a Massachusetts limited partnership whose sole general partner is C&M Management, Inc., a Massachusetts corporation, and whose limited partners are Herbert F. Collins and John P. Manning. Mr. Manning is the president and principal executive officer of C&M Management, Inc.

BACs were offered in Series 20 through 46. As of September 1, 2016, not including the general partner interests, Series 20 had 2,257 investors holding 3,843,500 BACs; Series 21 had 1,141 investors holding 1,881,000 BACs; Series 22 had 1,603 investors holding 2,559,800 BACs; Series 23 had 2,092 investors holding 3,323,327 BACs; Series 24 had 1,270 investors holding 2,158,878 BACs; Series 25 had 1,729 investors holding 3,020,309 BACs; Series 26 had 2,265 investors holding 3,983,600 BACs; Series 27 had 1,297 investors holding 2,453,500 BACs; Series 28 had 1,993 investors holding 3,994,238 BACs; Series 29 had 2,190 investors holding 3,980,400 BACs; Series 30 had 1,318 investors holding 2,636,000 BACs; Series 31 had 2,028 investors holding 4,396,557 BACs; Series 32 had 2,218 investors holding 4,740,698 BACs; Series 33 had 1,218 investors holding 2,628,033 BACs; Series 34 had 1,673 investors holding 3,523,019 BACs; Series 35 had 1,652 investors holding 3,293,763 BACs; Series 36 had 1,000 investors holding 2,098,204 BACs; Series 37 had 1,113 investors holding 2,507,500 BACs; Series 38 had 1,179 investors holding 2,540,100 BACs; Series 39 had 974 investors holding 2,290,151 BACs; Series 40 had 1,080 investors holding 2,623,756 BACs; Series 41 had 1,345 investors holding 2,891,626 BACs; Series 42 had 1,200 investors holding 2,736,262 BACs; Series 43 had 1,628 investors holding 3,637,987 BACs; Series 44 had 1,281 investors holding 2,699,973 BACs; Series 45 had 1,812 investors holding 4,014,367 BACs; and Series 46 had 1,403 investors holding 2,971,998 BACs. Each series of BACs owns only to certain Operating Partnerships and Apartment Complexes owned by the Partnership, and all determinations of profit, loss and credit and other determinations of allocations or distributions with respect to such Series are made only with reference to the Operating Partnerships and Apartment Complexes to which such Series owns.

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The Partnership was formed to invest in real estate by acquiring, holding and disposing of limited partner interests in the Operating Partnerships which in turn acquire, develop, rehabilitate, own and operate newly constructed, existing or rehabilitated Apartment Complexes. The original objectives of these investments were to:

●	to provide tax benefits in the form of Federal Housing Tax Credits, and in limited instances a small amount of Rehabilitation Tax Credits;

●	to provide tax benefits in the form of passive losses which an Investor may apply to offset passive income (if any); and

●	to preserve and protect the Partnership’s capital and provide capital appreciation and cash distributions from a Capital Transactions as to the Partnership.

The Partnership originally made investments in 532 Operating Partnerships. As of August 31, 2016, the Partnership retained investments in 238 Operating Partnerships.

BCTC IV’s principal place of business is One Boston Place, Suite 2100, Boston, MA 02108, and its telephone number at such address is (617) 624-8900.

Fiduciary Duties of the General Partner

The General Partner of the Partnership has fiduciary duties to the Partnership under Delaware law in addition to the specific duties and obligations imposed upon it under the Partnership Agreement. Subject to the terms of the Partnership Agreement, the General Partner, in managing the affairs of the Partnership, is expected to exercise good faith and integrity with respect to the affairs of the Partnership and each Series, must make full disclosure in their dealings with the Partnership and must disclose to the Partnership any benefit or profit derived by them from any transaction connected with the Partnership. Under these fiduciary duties, the General Partner is obligated to act in the best interests of the Partnership, especially where consummation of such transactions may result in their interests being opposed to, or not aligned with, the interests of the BAC Holders.

In addition, under the Partnership Agreement, the General Partner must take all actions necessary or appropriate to protect the interests of the BAC Holders. The Partnership Agreement, however, does limit the liability of the General Partner so that it is not liable to the BAC Holders for any act or omission performed or omitted by the General Partner or its affiliates in good faith and in the best interests of the Partnership, except for conduct constituting fraud, bad faith, negligence, misconduct or breach of fiduciary duty, or liability with respect to federal securities laws.

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Role of the General Partner

The General Partner has full, complete and exclusive discretion to manage and control the business of the Partnership to the best of its ability and use its best efforts to carry out the purpose of the Partnership. The General Partner generally manages and controls the day to day operations of the Partnership, and has general responsibility and overall authority over matters affecting the interests of the Partnership. The General Partner is responsible for cash management, filing of tax returns, all accounting and recordkeeping, and all communications between the Partnership and the BAC Holders. The General Partner has full liability for the Partnership’s obligations.

Role of the BAC Holders

BAC Holders may not participate in management of the Partnership without subjecting themselves to potential liability as a general partner. Consent of the holders of a majority of the BACs is required for the General Partner to take certain actions, including amending the Partnership Agreement.

Market for the BACs

The BACs are not listed on any national or regional securities exchange, and there is no established public trading market for the BACs. Secondary sales activity for the BACs has been limited and sporadic.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

As of the record date, 83,428,546 BACs had been issued. No BACs are held by the General Partner or any named executive officer of C&M Management, Inc., which serves as the general partner of BCA Associates Limited Partnership, which in turn serves as the general partner of Boston Capital Associates IV Limited Partnership, which is the General Partner of the Partnership. The only holder of greater than 5% of all BACs voting together as a single series are David Lesser, Everest Housing Investors 2 LLC, Everest Tax Credit Investors 4 LLC, Everest Tax Credit Investor 5 LP and Summit Venture LP, which holds a total of 4,361,267 BACs, representing 5.23% of the total BACs issued and outstanding. The table below sets forth beneficial holdings of (i) the General Partner, (ii) each named executive officer of C&M Management, Inc. and (iii) all those known by us, as of the September 1, 2016 record date, to be beneficial owners of more than 5% of any Series of BACs.

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Name	Series	Amount and Nature of Beneficial Ownership	Percent of Series
David Lesser	33	179,581	6.83 (1)
David Lesser	34	272,986	7.75 (1)
David Lesser	35	218,973	6.64 (1)
David Lesser	36	113,548	5.41 (1)
David Lesser	37	184,596	7.36 (1)
David Lesser	38	198,209	7.80 (1)
David Lesser	39	170,025	7.42 (1)
David Lesser	40	139,550	5.31 (1)
Everest Housing Investors 2 LLC	21	115,350	6.13 (2)
Everest Housing Investors 2 LLC	22	201,787	7.88 (2)
Everest Housing Investors 2 LLC	23	205,652	6.19 (2)
Everest Housing Investors 2 LLC	27	145,700	5.94 (2)
Everest Housing Investor 2 LLC	28	199,526	5.00 (2)
Everest Tax Credit Investors 4 LLC	26	204,002	5.12 (3)
Everest Tax Credit Investor 5 LP	41	279,766	9.68 (4)
Everest Tax Credit Investor 5 LP	42	187,176	6.84 (4)
Everest Tax Credit Investor 5 LP	43	267,275	7.35 (4)
Everest Tax Credit Investor 5 LP	44	198,037	7.33 (4)
Everest Tax Credit Investor 5 LP	45	211,717	5.27 (4)
Everest Tax Credit Investor 5 LP	46	211,066	7.10 (4)
Summit Venture LP	20	248,437	6.46 (5)
Summit Venture LP	25	208,308	6.90 (5)
Total Outstanding BACs		4,361,267	5.23%
Boston Capital Associates IV Limited Partnership	20-46	N/A(6)	N/A(6)

(1)	David Lesser owns 1,477,468 BACs in the aggregate, constituting 1.77% of the BACs when voting together as a single class. David Lesser’s address is 199 S. Los Robles Avenue, Suite 200, Pasadena, CA 91101.
(2)	Everest Housing Investors 2 LLC owns 868,015 BACs in the aggregate, constituting 1.04% of the BACs when voting together as a single class. Everest Housing Investors 2 LLC’s address is 199 S. Los Robles Avenue, Suite 200, Pasadena, CA 91101.
(3)	Everest Tax Credit Investors 4 LLC owns 204,002 BACs in the aggregate, constituting 5.12% of the BACs when voting together as a single class. Everest Tax Credit Investors 4 LLC’s address is 199 S. Los Robles Avenue, Suite 200, Pasadena, CA 91101.

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(4)	Everest Tax Credit Investor 5 LP owns 1,355,037 BACs in the aggregate, constituting 1.62% of the BACs when voting together as a single class. Everest Tax Credit Investor 5 LP’s address is 199 S. Los Robles Avenue, Suite 200, Pasadena, CA 91101.
(5)	Summit Venture LP owns 456,745 BACs in the aggregate, constituting 0.55% of the BACs when voting together as a single class. Pursuant to a letter agreement between Boston Capital Corporation, an affiliate of the Partnership, and Summit Venture LP, dated April 24, 2012, Summit Venture LP must vote all of their BACs of the Partnership in the same manner as the majority of all other BAC Holders who are unaffiliated with the Partnership and who vote on such proposal. Summit Venture LP’s address is 3116 E. Shea Boulevard, PMB 191, Phoenix, AZ 85028.
(6)	Boston Capital Associates IV Limited Partnership is the General Partner of the Partnership, and has been the General Partner of the Partnership since June 1, 2001. The General Partner owns the sole general partner interest of each Series of the Partnership. The General Partner has a 1% interest in all profits, losses, credits and distributions of the Partnership. BCA Associates Limited Partnership is the general partner of Boston Capital Associates IV Limited Partnership and may be deemed to have sole voting and dispositive power over the interests of the General Partner. C&M Management, Inc. is the general partner of BCA Associates Limited Partnership and may be deemed to have sole voting and dispositive power over the interests of BCA Associates Limited Partnership, and thus, the General Partner. John P. Manning is the President and principal executive officer of C&M Management, Inc. and may be deemed to have sole voting and dispositive power over the interests of C&M Management, Inc., and thus, BCA Associates and the General Partner. Mr. Manning disclaims beneficial ownership of the interests held by Boston Capital Associates IV Limited Partnership. Boston Capital Associates IV Limited Partnership’s address is One Boston Place, Suite 2100, Boston, MA 02108.

VOTING PROCEDURES

The vote of each BAC Holder is important. You may vote using any one of the following methods:

1.	Mark, date and sign the enclosed consent card and mail it in the enclosed postage paid envelope to AST Fund Solutions, LLC, 48 Wall Street, 22nd Floor, New York, NY 10005;

2.	Mark, date, sign and fax the enclosed consent card to AST Fund Solutions, at (201) 438-0292;

3.	To place a vote by phone, please call toll-free (888) 227-9349. At the prompt, please enter the unique control number printed to the left on the enclosed consent card. Follow the prompts to place your vote; or

4.	To place a vote by internet, please follow the link to the Proxy voting website at http://www.proxyonline.com. Enter the unique control number printed to the right on the enclosed consent card. Follow the instructions shown on the screen to place your vote.

If you have any questions or require assistance completing the consent form, please call Boston Capital Investor Services, toll-free at (800) 955-2733.

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Interests of BAC Holders represented by valid consents in the form enclosed and not revoked, will be counted in determining whether to approve the Amendment. Where a choice is specified on a signed, returned consent form as to how you wish to vote, your interests will be voted accordingly. If no choice is specified, the signed consent will be voted FOR the Amendment.

BECAUSE THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING BACs MUST APPROVE THE AMENDMENT, FAILURE TO SUBMIT A CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AMENDMENT.

Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, the Partnership reserves the right to amend or terminate the solicitation, or to delay accepting consent cards. Any such amendment, delay or termination will be announced in a substantially similar manner to that which the Partnership would announce any extension of the solicitation period.

Record Date and Outstanding Beneficial Assignee Certificates

The Amendment proposal is being submitted for approval to those persons who are BAC Holders as of the record date. The record date is September 1, 2016 for determining the BAC Holders entitled to vote with respect to the Amendment. Accordingly, only registered BAC Holders as of the record date will be entitled to vote with respect to the amendment. At the record date, 83,428,546 BACs were held of record by approximately 41,959 BAC Holders.

For the Amendment proposal, all Series will vote as a single class. Accordingly, each BAC Holder is entitled to one vote for each BAC held and the number of outstanding BACs entitled to vote with respect to the Amendment proposal is equivalent to the number of BACs held of record at the record date.

Consent Card and Vote Required

Under Section 12.11 of BCTC IV’s Partnership Agreement, each Series of BACs are to be treated as a separate partnership with the terms of the Partnership Agreement applied identically to each Series; however, where a vote is to take place with respect to a matter that affects more than one Series of BACs, then all affected Series will be combined and treated as a single class. Because the Amendment affects all Series of BACs, approval of the Amendment by the Partnership requires the affirmative vote of a majority of the outstanding BACs of the Partnership as of the record date, treated as a single class. As of the record date, there are 3,843,500 Series 20 BACs outstanding, 1,881,000 Series 21 BACs outstanding, 2,559,800 Series 22 BACs outstanding, 3,323,327 Series 23 BACs outstanding, 2,158,878 Series 24 BACs outstanding, 3,020,309 Series 25 BACs outstanding, 3,983,600 Series 26 BACs outstanding, 2,453,500 Series 27 BACs outstanding, 3,994,238 Series 28 BACs outstanding, 3,980,400 Series 29 BACs outstanding, 2,636,000 Series 30 BACs outstanding, 4,396,557 Series 31 BACs outstanding, 4,740,698 Series 32 BACs outstanding, 2,628,033 Series 33 BACs outstanding, 3,523,019 Series 34 BACs outstanding, 3,293,763 Series 35 BACs outstanding, 2,098,204 Series 36 BACs outstanding, 2,507,500 Series 37 BACs outstanding, 2,540,100 Series 38 BACs outstanding, 2,290,151 Series 39 BACs outstanding, 2,623,756 Series 40 BACs outstanding, 2,891,626 Series 41 BACs outstanding, 2,736,262 Series 42 BACs outstanding, 3,637,987 Series 43 BACs outstanding, 2,699973 Series 44 BACs outstanding, 4,014,367 Series 45 BACs outstanding and 2,971,998 Series 46 BACs outstanding, for a total of 83,428,546 BACs outstanding. ACCORDINGLY, 41,714,273 BACs MUST BE VOTED IN FAVOR OF THE AMENDMENT FOR IT TO BE APPROVED BY THE PARTNERSHIP. THE FAILURE OF A MAJORITY OF BAC HOLDERS TO VOTE IN FAVOR OF THE AMENDMENT WILL RESULT IN THE AMENDMENT PROPOSAL NOT TAKING EFFECT WITH RESPECT TO THE PARTNERSHIP OR ANY OF THE SERIES. Any interest of a BAC Holder who is an affiliate of any person directly or indirectly instrumental in organizing or managing the Partnership (a “Sponsor”, as defined in the Partnership Agreement) shall be disregarded in determining both the total interest of the BAC Holders and the obtaining of any approvals, consents or votes of BAC Holders pursuant to any section or subsection of the Partnership Agreement.

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Pursuant to a letter agreement, Summit Venture LP, the beneficial owner of 456,745 BACs, constituting 0.55% of the BACs when voting together as a single class, must vote all of their BACs of the Partnership in the same manner as the majority of all other BAC Holders who are unaffiliated with the Partnership and who vote on such proposal. Thus, so long as a majority of BAC Holders who vote do so in favor of the Amendment, only 41,257,528 votes of BAC Holders unaffiliated with Summit Venture LP must be in favor of the Amendment in order for the Amendment proposal to pass.

BAC Holders who wish to vote “FOR” the Amendment should complete, sign and return the consent card. The consent card which must be completed for each BAC Holder is enclosed with this Consent Solicitation Statement. Consent cards must be delivered by mail, by facsimile, by telephone or by Internet in the manner described in the section entitled “Voting Procedures” above.

Revocability of Consent

BAC Holders may withdraw or revoke their consent as to the Amendment proposal at any time prior to completion or abandonment of the solicitation. To be effective, a written or facsimile revocation or withdrawal of the consent card must be received by the consent solicitation agent prior to such time and addressed as follows: AST Fund Solutions, LLC, 48 Wall Street, 22nd Floor, New York, NY 10005; or by facsimile to AST Fund Solutions at (201) 438-0292; or by phone with a live representative at (800) 761-6532; or on the internet at http://www.proxyonline.com. A notice of revocation or withdrawal must specify the BAC Holder’s name and the number of BACs being withdrawn.

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Solicitation of Consents; Solicitation Expenses

The cost of preparing, assembling and mailing the enclosed Consent Card, this Consent Solicitation Statement and other materials which may be sent to BAC Holders in connection with this solicitation shall be borne by the Partnership. Certain directors, officers and employees of the General Partner may solicit the execution and return of Consent Cards by mail, telephone, e-mail, facsimile or other permitted means. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection with such solicitation. In addition, AST Fund Solutions, an outside solicitation firm retained by the Partnership to solicit votes and communicate with BAC Holders in connection with this Consent Solicitation Statement and the Amendment (in accordance with applicable law), will assist in the solicitation of votes “FOR” the adoption of the Amendment proposal. The anticipated cost of such engagement, which shall be borne solely by the Partnership, is $250,355.

FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement and the documents incorporated by reference into this Consent Solicitation Statement contain forward-looking statements. When used in this Consent Solicitation Statement, the words “believes,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of intervening events and general economic conditions and other factors set forth in this Consent Solicitation Statement. We further caution recipients of this Consent Solicitation Statement that the discussion of these factors may not be exhaustive.

We undertake no obligation to update any forward-looking statements that may be made to reflect any future events or circumstances.

THE AMENDMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR THE MERITS OF THE PROPOSED AMENDMENT, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports, statements and other information with the Securities and Exchange Commission. Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. Such material may also be accessed on the Internet through the SEC’s address at http://www.sec.gov, and are available in paper form to BAC Holders without charge upon written request to President, One Boston Place, Suite 2100, Boston, MA 02108 or upon request by telephone at (617) 624-8900.

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The SEC allows the Partnership to “incorporate by reference” information into this Consent Solicitation Statement, which means that the Partnership can disclose important information about itself to you by referring you to another document filed separately with the SEC rather than providing the information in this Consent Solicitation Statement. The information incorporated by reference is deemed to be part of this Consent Solicitation Statement, except for any information superseded by information contained directly in the consent solicitation statement. This Consent Solicitation Statement incorporates by reference the Partnership’s Quarterly Reports on 10-Q for the fiscal quarter ended June 30, 2016.

No persons have been authorized to give any information or to make any representations other than as contained in this Consent Solicitation Statement in connection with proposed amendment and, if given or made, such information or representations must not be relied upon as having been authorized by the Partnership. This Consent Solicitation Statement does not constitute the solicitation of a consent by anyone in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation. The delivery of this Consent Solicitation Statement shall not under any circumstances create an implication that there has been any change in the affairs of the Partnership since the date hereof or that the information herein is correct as of any time subsequent to its date.

APPENDICES

Appendix A: Second Amendment to Agreement of Limited Partnership

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SECOND AMENDMENT

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

BOSTON CAPITAL TAX CREDIT FUND IV L.P.

This Second Amendment (this “Second Amendment”) to Agreement of Limited Partnership of Boston Capital Tax Credit Fund IV L.P. (the “Partnership”) is entered into effective as of _______ ___, 2016 by and between Boston Capital Associates IV L.P., as general partner (the “General Partner”), BCTC IV Assignor Corp., as assignor limited partner (the “Assignor Limited Partner”) and those persons who are limited partners of the Partnership (the “Limited Partners”)

WHEREAS, the Partnership is a limited partnership organized under the laws of the State of Delaware pursuant to a Certificate of Limited Partnership filed with the Delaware Secretary of State on October 5, 1993; and

WHEREAS, the Partnership is presently governed by an Agreement of Limited Partnership dated as of December 16, 1993 and amended as of January 1, 2003 (as amended, the “Partnership Agreement”) by and among the General Partner, the Assignor Limited Partner and the Limited Partners; and

WHEREAS, Section 10.02(b) of the Partnership Agreement provides that a majority in Interest of the Limited Partners (or such greater number of Limited Partners as are then required under the Delaware Revised Uniform Limited Partnership Act), it being understood that the Assignor Limited Partner is voting at the direction of the Assignees, may amend the Partnership Agreement so long as such amendment (a) does not in any manner allow the Limited Partners or Assignees to take part in the management or control of the Partnership’s business or otherwise modify their limited liability, or (b) without the consent of an affected partner, alter the rights, powers and duties of such Partner set forth in Article V of the Partnership Agreement, the interest of such Partner in Profits, Credits and Losses, or Cash Available for Distribution, or Liquidation, Sale or Refinancing Proceeds as set forth in the Partnership Agreement; and

WHEREAS, pursuant to a consent solicitation statement filed by the General Partner with the Securities and Exchange Commission on ______________, 2016, the Limited Partners holding a majority in Interest have approved this Second Amendment; and

WHEREAS, on _____________, 201_, the General Partner has approved this Second Amendment.

NOW, THEREFORE, the Partners hereby agree as follows:

1. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

2. The Partnership Agreement is hereby amended by deleting in its entirety Section 5.04(c) thereof.

A-1

3. Section 10.02(a) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

“The consent of 80% in Interest of the Limited Partners (or of such greater number of Limited Partners as are then required under the Act) (it being understood that the Assignor Limited Partner is voting at the direction of the Assignees), shall be required to approve any transaction involving the sale, transfer or other disposition of all or substantially all of the assets of the Partnership when the consideration to be received by Limited Partners or Assignees does not consist entirely of cash, prior to the consummation of such transaction; provided, that no such consent shall be required for any other transaction involving the sale, transfer or disposition of all or substantially all of the assets of the Partnership.”

4. Except as specifically modified hereby, the Partnership Agreement shall remain in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Partnership Agreement are hereby ratified and confirmed in all respects

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the General Partner and the Assignor Limited Partner have executed this Second Amendment in accordance with Section 10.02(b) of the Partnership Agreement as of the date first written above.

BOSTON CAPITAL ASSOCIATES IV L.P.

By:	BCA Associates Limited Partnership, its General Partner

By:	C&M Management, Inc., its General Partner

By:
Name: John P. Manning
Title: President

BCTC IV ASSIGNOR CORP.

By:
Name: John P. Manning
Title: President

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PROPOSED AMENDMENT

Boston Capital Tax Credit Fund IV Limited Partnership

One Boston Place

Suite 2100

Boston, MA 02108

CONSENT CARD

THIS CONSENT IS SOLICITED BY THE GENERAL PARTNER ON BEHALF
OF THE PARTNERSHIP

The undersigned, a BAC Holder of Boston Capital Tax Credit Fund IV Limited Partnership (the “Partnership”), and the holder of BACs, acting with respect to all such BACs held by the undersigned on September 1, 2016, takes the following actions with respect to the proposal of the Partnership:

1. Proposal to amend the Partnership Agreement to permit the General Partner to sell all or substantially all of the assets of the Partnership without further consent of the BAC Holders.

☐	FOR	☐	AGAINST	☐	ABSTAINS

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice for Action by Written Consent and the Consent Solicitation Statement with respect thereto and hereby revokes any consent or consents heretofore given. This consent may be revoked at any time prior to the completion of abandonment of the consent solicitation.

Please sign exactly as your name(s) appear(s) on the books of the Partnership. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

PLEASE COMPLETE, DATE AND SIGN THIS CONSENT CARD AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, OR IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE REVERSE OF THIS CARD.

(Reverse Side)

This consent form must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, Executors, Administrators, Trustees and Guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature:	Date:

Signature:	Date:

PLEASE COMPLETE, DATE AND SIGN THIS CONSENT CARD AND RETURN IT IN THE SELF-ADDRESSED ENVELOPE, OR IN ACCORDANCE WITH THE VOTING INSTRUCTIONS BELOW.

 CONSENT VOTING INSTRUCTIONS

MAIL – Date, sign and mail your consent card in the envelope provided as soon as possible.

- OR -

FACSIMILE – Date, sign and fax your consent card to AST Fund Solutions, at (201) 438-0292.

- OR -

TOUCHTONE – To place a vote by phone, please call toll-free (888) 227-9349. At the prompt, please enter the unique control number printed to the right on this consent card. Follow the prompts to place your vote. Have your consent card available when you call.

- OR -

INTERNET – To place a vote by internet, please go to http://www.proxyonline.com and follow the link to the consent voting website. Enter the unique control number printed to the right on this consent card. Have your consent card available when you access the web page.

- OR -

TELEPHONE – If you have questions regarding the consent or would like to vote, please call toll-free (800) 761-6532 to speak with a representative. Representatives are available between the hours of 9:00 a.m. and 10:00 p.m., Eastern Time.

BCTC Fund IV LP Proxy